     As filed with the Securities and Exchange Commission on August 21,1995
                                    Registration No.____________________


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                                  MEDAR, INC.
             (Exact Name of Registrant as Specified in Its Charter)

       Michigan                                                 38-2191935
(State of Incorporation)                              (IRS Employer I.D. Number)

                            38700 Grand River Avenue
                           Farmington Hills, MI 48335
                    (Address of Principal Executive Office)

                 NONQUALIFIED STOCK OPTION PLAN OF MEDAR, INC.
                              (Full Title of Plan)

                               Richard R. Current
                           Vice President of Finance
                                  Medar, Inc.
                            38700 Grand River Avenue
                           Farmington Hills, MI 48335
                                 (810) 477-3900
           (Name, Address and Telephone Number of Agent for Service)

                          ____________________________

                                   Copies to:

                              Josephine L. Cameron
                 WARREN, PRICE, CAMERON, FAUST & ASCIUTTO, P.C.
                                P.O. Box 26067
                            Lansing, Michigan  48909
                                 (517) 349-8600


                        CALCULATION OF REGISTRATION FEE

                                           Proposed Maximum     Proposed maximum
 Title of                                  Offering Price       Aggregate
 Securities to be     Amount to be         Price Per            Offering             Amount of
 Registered           Registered           Share (1)            Price                Registration Fee
 Medar, Inc.           200,000
 Common Stock          Shares                $10.9375             $2,187,500           $765.63

(1) Represents the average of the high and low price for the Company's Common Stock on August 14, 1995 as reported by the Nasdaq National Market.

                                    REOFFER
                                   PROSPECTUS


                                 191,000 SHARES
                                  MEDAR, INC.
                                  COMMON STOCK



        The shares registered hereby will be offered on behalf of the Selling Shareholder. See "Selling Shareholders".





     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




        The Securities registered hereby will be traded by the Selling Shareholders from time to time in ordinary market transactions at the then prevailing market prices. Commissions payable on such transactions will be paid by the Selling Shareholders, with the balance of the sale price representing the proceeds to the Selling Shareholders.

        Medar, Inc. Common Stock is traded in the over-the-counter market. On August 14, 1995, the closing bid price, as reported by the Nasdaq Stock Market (Symbol: MDXR) was $11.125 per share.





August 21, 1995

                             AVAILABLE INFORMATION

     Medar, Inc. ("Medar" or the "Company") is subject to the informational requirements of the Securities and Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                     INFORMATION INCORPORATED BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus the following documents filed with the Commission pursuant to the Securities Act of 1933 and the 1934 Act:

     A. The Company's Annual Report on Form 10-K for the year ended December 31, 1994;

     B. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995;

     C. The Company's Current Reports on Form 8-K and Form 8-K/A dated March 2, 1995, April 26, 1995 and July 28, 1995; and

     D.       All documents subsequently filed by the Company pursuant to
              Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to termination of the offering.

     The Company will provide without charge to each person to whom the Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Medar, Inc., Attn: Investor Relations, 38700 Grand River Avenue, Farmington Hills, Michigan 48335, telephone: (810) 477-3900.

     This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-3 (the "Registration Statement", which term shall encompass all amendments, exhibits and schedules thereto) which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Act"), certain portions of which have been omitted pursuant to the Rules and Regulations of the Commission, and to which reference is hereby made for further information.

     No salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus.

                                  THE COMPANY

     Medar, Inc. is a leading supplier of microprocessor-based process monitoring and control systems for use in resistance welding and optical disc inspection. The Company's resistance welding controls are primarily used in automotive manufacturing and its optical inspection systems are principally used for in-line inspection of optical storage media such as Audio Compact Discs ("Audio CD's") and Compact Disc Read-Only Memory ("CD-ROMS").

                                  THE OFFERING

     Securities Offered                                 Medar, Inc. Common Stock

     Size of Offering                                   191,000 shares

     Distribution                                       The shares registered hereby will be offered by the Selling Shareholders in market transactions at then prevailing market prices.

     Common Stock Outstanding
     as of August 15, 1995                              8,711,589

     Use of Proceeds                                    The Company will receive no proceeds from the offering, as all shares offered hereby are offered on behalf of the Selling Shareholders.

     Nasdaq Stock Market Symbol                         MDXR


                            THE SELLING SHAREHOLDERS

     The Selling Shareholders are officers and directors of the Company who have been granted stock options under the Company's Nonqualified Stock Option Plan.

                                  RISK FACTORS

The Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before making an investment in the shares of Common Stock offered hereby.

New Products/Rapid Technological Change. The markets in which the Company competes are characterized by rapid technological change. The Company's continued success will depend in large part upon its ability to develop and successfully introduce new products and product enhancements. For example, improvements in Audio CD and CD-ROM manufacturing systems, as well as the introduction of new optical storage formats, require the Company to continually improve its optical inspection systems. The Company has devoted and will continue to devote substantial resources to research and development. There can be no assurance that the Company will be able to successfully develop, introduce and market new products or enhancements, or that new products or enhancements will meet the requirements of the marketplace or achieve market acceptance. If the Company is unable to develop and introduce new products or enhancements in a timely manner in response to changing market conditions or customer requirements, the Company's results of operations will be materially and adversely affected. In addition, technological developments have resulted and may continue to result in the obsolescence of components and subassemblies the Company holds as inventory.

Customer Concentration. For the years 1994, 1993 and 1992, as restated to give effect to the pooling transaction effective January 1, 1995 in which Medar acquired all of the outstanding stock of Integral Vision, Ltd. (the "pooling transaction"), approximately 14%, 29% and 19%, respectively, of the Company's net sales were attributable to sales to Chrysler Corporation ("Chrysler") and approximately 23%, 11% and 9%, respectively, were attributable to sales to General Motors Corporation ("GM"). At June 30, 1995, approximately 8% and 15% of the Company's backlog was attributable to Chrysler and GM, respectively.
The loss of either of these customers or cancellation of orders by them could have a material adverse effect on the Company's results of operations. The Company anticipates that in the near term it will continue to be dependent upon these two customers for a significant portion of its revenues.

Dependance Upon U.S. Automotive Industry/Cyclicality. A significant portion of the Company's resistance welding control sales are to domestic automotive manufacturers. Accordingly, the cyclical nature of the U.S. automotive industry significantly affects the Company's revenues and operating results.
In the past, downturns in the U.S. automotive industry have negatively affected the Company's resistance welding control sales, most recently in 1990. There can be no assurance that the Company will not be affected by future downturns in the U.S. automotive manufacturing industry.

Competition. The markets for microprocessor-based manufacturing control and inspection equipment are highly competitive. For welding controls, the Company's primary competitors include Weltronic Company, Robotron Corporation and Robert Bosch GmbH. To a lesser extent, the Company also competes with, among others, Dengensha America Corp./Dengensha Mfg. Co., Ltd., Nadex Co. Ltd./Negoya Dengensha Co., Ltd. and Miyachi Technos Corporation. The Company believes competition for welding controls is based primarily upon price, performance, technical expertise, customer support and durability. For optical inspection, the Company's primary competitor is Dr. Schenk GmbH. The Company believes the principal competitive factors for optical inspection are quality, price, cycle times, and features. While the Company believes it currently competes favorably with respect to the above factors, there can be no assurance that it will be able to continue to do so or that competition will not have a material adverse effect on the Company's results of operations and financial condition. While the Company may face competition from additional sources in all aspects of its business, the Company believes that competition in the optical disc inspection industry in particular may intensify, and that companies with significantly greater technical, financial and marketing resources than the Company may enter its markets.

Dependence Upon Optical Storage Technology. The Company's optical inspection equipment was developed in large part for precise inspection of optical memory storage devices such as Audio CDs, CD-ROMs and MO. Replacement of the Audio CD as a principal medium for music replication or the failure of one or more of CD-ROM, CD-R, or MO storage technologies to gain widespread acceptance could adversely affect the markets for the Company's products.

Importance of Proprietary Rights. The Company's continued success depends in significant part upon the protection of the proprietary status of its technology. The Company relies on a combination of patents, confidentiality agreements and trade secrets to protect its proprietary technologies. There can be no assurance that these measures will be adequate to meaningfully protect its intellectual property or that others will not independently develop substantially equivalent technology and techniques or otherwise gain access to the Company's trade secrets. In addition, litigation may be necessary to protect the Company's intellectual property rights, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. In April of 1994, the Company was sued by a manufacturer of welding controls that alleged that certain of the Company's resistance welding control products infringe on six patents held by the manufacturer. The Company believes that it has defenses to the allegations as to all six of the patents, however it agreed to a settlement of the matter to terminate the high costs of the litigation. This litigation required the Company to incur substantial costs and required significant time and attention of management. Although this matter has been settled, there can be no assurance that the Company will not become involved in similar litigation in the future. Adverse findings in such proceedings could subject the Company to liability to third parties, require the Company to seek licenses from third parties, or otherwise adversely affect the Company's ability to manufacture and sell affected products. In addition, there can be no assurance that foreign intellectual property laws will protect the Company's patents and other intellectual property rights to the same extent as the laws of the United States.

Substantial Non-U.S. Operations. Products sold for ultimate delivery to non-U.S. end-users ("non-U.S. sales") accounted for 42%, 42% and 47% of the Company's net sales in 1994, 1993 and 1992, respectively, as restated to give effect to the pooling transaction. The Company expects that such sales will continue to represent a significant percentage of its net sales. In addition, the Company conducts sales and service operations for its welding control products in Canada through a wholly-owned Canadian subsidiary, recently entered into a joint venture agreement with Shanghai Electric Welding Machine Works for production of resistance welding control equipment in China, and effective January 1, 1995 acquired a subsidiary in England that develops and manufactures machine vision products. Non-U.S. sales involve a number of risks, including fluctuations in exchange rates, changes in trade policies, tariff regulations and changes in governments. Most of the Company's international sales are denominated in U.S. dollars, although Canadian sales are quoted in Canadian dollars and Japanese sales of optical inspection equipment are quoted in yen. For certain non-U.S. sales, the Company markets and sells its products through independent sales representatives in Western Europe, Asia and Latin America. The loss of a key foreign sales agent or OEM could have a material adverse effect on the Company's non-U.S. sales, and accordingly, the Company's results of operations.

Ability to Manage Growth. As part of its business strategy, management intends to pursue rapid growth. This growth strategy will require expanded customer services and support, increased personnel throughout the Company, expanded operational and financial systems and the implementation of additional control procedures. There is no assurance that the Company will be able to attract qualified personnel or successfully manage expanded operations. Failure to manage growth effectively could adversely affect the Company's financial condition and results of operations. For example, the Company's net earnings for the fourth quarter of 1994 and the first quarter of 1995 were adversely affected, in part, due to the transition to out-sourcing production of a portion of its welding controls and the warranty and scrap expense associated with defects discovered in some new products.

Dependence Upon Key Personnel. The continued success of the Company is dependent in large part on certain key management and technical personnel, the loss of one or more of whom could adversely affect the Company's business. In particular, the Company relies upon the services and expertise of its President, Charles J. Drake, and its product development and engineering staff. The Company maintains a key man life insurance policy on Mr. Drake in the amount of $1.0 million. Management believes that its future success will depend significantly upon its ability to attract, retain and motivate skilled technical, sales and management employees. There can be no assurance that the Company will be able to attract and retain qualified personnel.

Seasonality and Quarterly Fluctuations. The Company's revenues and operating results have varied substantially from quarter to quarter and management believes these fluctuations may continue. In the past, sales and earnings typically have been lower in the fourth and first quarters. The most significant factors affecting these fluctuations have been the seasonal buying patterns of the Company's customers. The principal customers for the Company's resistance welding control products have traditionally made purchases in connection with retooling for new automotive body styles and have tended to make substantial purchases of the Company's equipment in the second and third quarters. End-users of the Company's optical inspection products have typically added manufacturing capacity in the second and third quarters in anticipation of higher production requirements in the fourth quarter. The Company's dependence on a few large customers in the resistance welding business, together with its reliance on large orders, has also contributed to the variability of the Company's operating results.

Stock Price Volatility. The market for securities of small market-capitalization companies has been highly volatile in recent years, often for reasons unrelated to a company's results of operations. The Company believes that factors such as quarterly fluctuations in financial results, changes in the automotive, and optical storage media industries, sales of common stock by existing shareholders and substantial product orders may contribute to the volatility of the price of the Company's common stock. General economic trends such as recessionary cycles and changing interest rates may also adversely affect the market price of the Company's Common Stock.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock by the Selling Shareholders pursuant to this offering.

                              SELLING SHAREHOLDERS

        The Selling Shareholders are officers and directors of the Company who have been granted stock options to purchase common stock of the Company under the Company's Nonqualified Stock Option Plan. The following table sets forth, for each of the Selling Shareholders, the number of shares currently held, the shares offered, and the amount of shares to be owned after completion on the offering.


                                                                                    SHARES TO BE OWNED
                                              SHARES                                FOLLOWING  OFFERING
                                             CURRENTLY            SHARES
     NAME                POSITION              OWNED              OFFERED            NUMBER
                                                                                                  PERCENT
                       President,
                       Chairman of the
                       Board of
 Charles J. Drake      Directors          480,378(1)          170,000            310,378(1)         3.5%

                       Vice President of
                       Marketing,
                       Vision
 Arthur D. Harmala     products            22,100(2)            5,000             17,100(2)          *

 Stephan Sharf         Director             6,000               2,000              4,000             *

 Gerald R. Smith       Vice President of
                       Operations,
                       Director            35,285(3)            5,000             30,285(3)          *

 William B. Wallace    Director            24,000(4)            7,000             17,000             *

 Stephen R. Zynda      Director             2,000(5)            2,000             0                  *


(1) Includes 400,000 shares currently, and 230,000 shares following this offering, on which Mr. Drake holds options which he is eligible to exercise.

(2) Includes 12,000 shares currently, and 7,000 shares following this offering, on which Mr. Harmala holds options which he is eligible to exercise.

(3) Includes 30,000 shares currently, and 25,000 shares following this offering, on which Mr. Smith holds options which he is eligible to exercise.

(4) Includes 7,000 shares on which Mr. Wallace holds options which he is eligible to exercise.

(5) Represents shares on which Mr. Zynda holds options which he is eligible to exercise.

                          DESCRIPTION OF CAPITAL STOCK

The following description does not purport to be complete and is qualified in its entirety by this reference to the Company's Articles of Incorporation, a copy of which is an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

        The Company is authorized to issue 15,000,000 shares of Common Stock, without par value, stated value $0.20 per share. As of August 15, 1995, there were 8,711,589 shares of Common Stock outstanding. Except for the 2,000 shares of stock offered by Stephan Sharf, which are currently outstanding, none of the shares offered has been issued and will not be issued until each Selling Shareholder chooses to exercise his option. Once such shares have been issued upon exercise of the options, completion of this offering will have no effect on the number of shares of Common Stock outstanding. All issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

        Each share of Common Stock of the Company entitles the holder thereof to one vote. Shareholders do not have cumulative voting rights in the election of directors. In the event of liquidation, holders of Common Stock will be entitled to receive any assets distributable to Shareholders, on a pro rata basis, in respect of shares held by them.

        Holders of Common Stock of the Company do not have any preemptive right to subscribe to any additional securities which may be issued by the Company. Holders of Common Stock are entitled to receive such dividends out of funds legally available therefore at such time and in such amounts as the Board of Directors may from time to time determine.

PREFERRED STOCK

        The Company is authorized to issue 400,000 shares of Preferred Stock, $25.00 par value. The Board of Directors is authorized to issued such Preferred Stock in classes or series and to fix the designations, preferences, qualifications, limitations or restrictions of any class or series with respect to the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series or stock, voting rights and other terms. Any preferred stock so issued could dilute the voting power and equity of the holders of the Common Stock by, for example, reducing the amount of funds otherwise available for payment to holders of the Common Stock, either upon liquidation of the Company or as dividends, restricting the payment of dividends to holders of Common Stock, and diluting the voting power of the holders of the Common Stock. No shares of Preferred Stock are presently outstanding.

        One of the effects of the existence of unissued and unreserved shares of capital stock may be to enable the Board of Directors to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. If, for example, in the due exercise of its fiduciary obligations the Board of Directors were to determine that a takeover proposal is not in the Company's best interest, such shares could be issued by the Board of Directors without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or costly the completion of the takeover by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

ANTI-TAKEOVER STATUTES

        Chapter 7A of the Michigan Business Corporation Act (the "MBCA") provides that business combinations between a Michigan corporation and a beneficial owner of 10% of more of the voting power of such corporation generally require the approval of 90% of the votes of each class of stock entitled to be cast, and not less than 2/3 of the votes of each class of stock entitled to be cast other than voting shares owned by such an affiliate or 10% owner. Such requirements will not apply if (i) the corporation's board of directors approves the transaction prior to the time the 10% owner becomes such or (ii) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% owner has been such for at least five years. Currently, the Company is not subject to Chapter 7A pursuant to a provision exempting a corporation which had an interested shareholder on the effective date of the Act. The Company's Board may, by resolution and without a shareholder vote, cause the Company to become subject to chapter 7A. However, the Company has no present intention to elect to become subject to Chapter 7A.

        Chapter 7B of the MBCA provides that "control shares" of a corporation acquired in a control share acquisition have no voting rights except as granted by the shareholders of the corporation. "Control shares" are shares which, when added to shares previously owned by a shareholder, increase such shareholder's ownership of voting stock to more than 20% but less than 33 1/3%, more than 33 1/3% but less than a majority, or more than a majority of the outstanding voting power of the corporation. A control share acquisition must be approved by a majority of the votes cast by holders of shares entitled to vote excluding shares owned by the acquirer and certain officers and directors. However, no such approval is required for gifts or other transactions not involving consideration, or a merger to which the corporation is a party, or certain other transactions described in Chapter 7B.

        If a corporation's articles of incorporation or bylaws so provide before a control share acquisition has occurred, control shares acquired in a control share acquisition with respect to which no acquiring person statement has been filed may be redeemed at "fair value" by the corporation at any time during the period ending 60 days after the last control share acquisition. In addition, if, prior to a control share acquisition, a corporation's articles of incorporation or bylaws so provide, control shares may be redeemed at "fair value" after an acquiring person statement has been filed and after the meeting at which the voting rights of the control shares are submitted to shareholders if the control shares are not accorded full voting rights. Unless otherwise provided in a corporation's articles of incorporation or bylaws, in the event that control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired a majority of all voting power of the corporation, the shareholders of the corporation, other than the acquiring person, have dissenters' rights. "Fair value" means a value not less than the highest price paid per share by the acquiring person in the control share acquisition. The Articles of Incorporation and Bylaws of the Company currently contain no provisions with respect to control shares. However, the Company's Board may, by resolution and without a shareholder vote, amend the Bylaws.

TRANSFER AGENT AND REGISTRAR

        The Transfer Agent and Registrar for the Common Stock of the Company is State Street Bank & Trust Co., North Quincy, Massachusetts.

                              PLAN OF DISTRIBUTION

        The Common Stock registered hereby will be offered, either all at one time or from time to time, in ordinary market transactions at the then current market price(s).

                                 LEGAL MATTERS

        The legality of the issuance of the Common Stock registered hereby and certain other legal matters pertaining to the transaction will be determined by Warren, Price, Cameron, Faust & Asciutto, P.C., Okemos, Michigan.

                                    EXPERTS

        The consolidated financial statements and schedule of Medar, Inc. for the year ended December 31, 1994 appearing in Medar Inc.'s Annual Report on Form 10-K have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance on the authority of their report as experts in accounting and auditing.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

     The Company hereby incorporates by reference in this Registration
Statement:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1994;

     (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995;

     (c) The Company's Current Reports on Form 8-K and 8-K/A dated March 2, 1995, April 26, 1995 and July 28, 1995; and

     (d) The description of the Company's securities included in its registration statement pursuant to Section 12(g) of the Exchange Act, SEC File No. 0-12728, as amended by the Company's registration statement on Form S-3, dated May 24, 1994, Registration No. 33-77346.

     All periodic reports or proxy materials filed by the Company pursuant to section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this prospectus and shall be a part thereof from the date of filing of such documents.

Item 5.  Interests of Named Experts and Counsel.

     The legality of the issuance of the Common Stock to be sold by the Company and certain other legal matters pertaining to the issuance and sale of the stock by the Company will be passed on by Warren, Price, Cameron, Faust & Asciutto, P.C., Lansing, Michigan, the general counsel of the Company. Attorneys for Warren, Price, Cameron & Faust, P.C. and the firm's 401(k) plan own 5,200 shares of Medar, Inc. common stock.

Item 6.  Indemnification of Directors and Officers.

     The Bylaws of the Registrant provide that the Registrant may indemnify any and all of its directors and officers, former directors and officers, and the current and former directors or officers of another corporation, partnership, joint venture, trust or other enterprise in which they are or were serving at the request of the Registrant, to the full extent of Michigan law, including against any and all expenses, including legal fees, actually and reasonably incurred by such directors or officers or former directors or officers in connection with such action, in which they, or any of them, are made parties or a party, by reason of being or having been directors or officers of the Registrant, or of such other entity, if they acted in good faith and in a manner they reasonably believed to be in the best interest of the Registrant, and had no reason to believe their conduct was unlawful.

     With respect to actions or suits by or in the name of the Registrant to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable for negligence or misconduct in the performance of its duty to the Registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     The Articles of Incorporation of the Registrant provide that, to the full extent that the laws of the State of Michigan permit the limitation or elimination of the liability of directors or officers, no director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages for breach of any duty owed to the corporation or its stockholders.

     Michigan law allows the elimination of a director's personal liability to the corporation or its shareholders for monetary damages for a breach of the director's fiduciary duty. However, a director's liability may not be eliminated or limited for: i) a breach of the director's duty of loyalty to the corporation or its shareholders, ii) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, iii) violations of acts specifically enumerated in the statute, or iv) transactions from which the director derived an improper personal benefit.

Item 8.  Exhibits

Exhibit Number                           Description of Document
- --------------                           -----------------------

5                                        Opinion of Warren, Price, Cameron, Faust & Asciutto, P.C.

23.1                                     Consent of Warren, Price, Cameron, Faust & Asciutto, P.C.
                                         (Included in Exhibit 5)

23.2                                     Consent of Independent Accountants

24                                       Power of Attorney  (Included on Signature Page)

Item 9. Undertakings

     (a)      The undersigned Registrant hereby undertakes:

              i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              ii) That for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              iii) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to transmit or cause to be transmitted to all employees participating in the Plan who do not otherwise receive such material as shareholders of the registrant, at the time and in the manner such material is sent to its shareholders, copies of all reports, proxy statements and other communications distributed to its shareholders generally.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Gerald R. Smith, Vice President of Operations, and Richard R. Current, Vice President of Finance, his true and lawful attorney-in-fact with authority together or individually to execute and to file with the Securities and Exchange Commission, any amendments to this Registration Statement on Form S-8, together with any exhibits and other documents.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington Hills, State of Michigan, on this 21st day of August, 1995.

                                                     MEDAR, INC.

                                                     By: /s/CHARLES J. DRAKE
                                                     ---------------------------
                                                     Charles J. Drake, President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/CHARLES J. DRAKE                      Dated:  08-21-95
Charles J. Drake, President (Principal Executive Officer) and Director

/s/RICHARD R. CURRENT                    Dated:  08-21-95
- -------------------------------------
Richard R. Current, Vice President of Finance
(Principal Financial and Accounting Officer)


                                         Dated:
- ------------------------------------            ----------------------------
Max A. Coon, Director

                                         Dated:
- ------------------------------------            ----------------------------
Frederico P. de Magalhaes, Director

                                         Dated:
- ------------------------------------            ----------------------------
Stephan Sharf, Director

/s/VINCENT SHUNSKY                       Dated:  08-21-95
- ------------------------------------
Vincent Shunsky, Director

/s/GERALD R. SMITH                       Dated:  08-21-95
- ------------------------------------
Gerald R. Smith, Director

/s/WILLIAM B. WALLACE                    Dated:  08-21-95
- ------------------------------------
William B. Wallace, Director

/s/STEPHEN R. ZYNDA                      Dated:  08-21-95
- ------------------------------------
Stephen R. Zynda, Director

                                   EXHIBIT


Exhibit Number                          Description of Document
- --------------                          -----------------------
5                                       Opinion of Warren, Price, Cameron, Faust & Asciutto, P.C.

23.1                                    Consent of Warren, Price, Cameron, Faust & Asciutto, P.C.
                                        (Included in Exhibit 5)

23.2                                    Consent of Independent Accountants

24                                      Power of Attorney (Included on Signature Page)